Pentacon, Inc.
                          9432 Old Katy Road, Suite 222
                              Houston, Texas 77055

                                February 23, 1998

STOCKHOLDER
ADDRESS
ADDRESS

               Re:    Waiver of Termination Rights

Dear Sir:

               The purpose of this letter ("Letter Agreement") is to express our agreement regarding the possible option to terminate the Acquisition Agreement dated December 1, 1997 by and between Pentacon, Inc., a Delaware corporation (the "Company"), STOCKHOLDER ("Founding Stockholder") and others on the basis that the Founding Stockholder might not receive a certain Minimum Consideration or the failure of the Company to consummate the transactions contemplated in the Acquisition Agreements by a date certain.

               The Founding Stockholder hereby waives any right he or she may have to terminate the Acquisition Agreement, as a result of the matters specifically referred to in the immediately preceding paragraph unless the Initial Public Offering Price of the Common Stock is less than $8.00 per share or the transactions contemplated therein are not consummated and completed by March 15, 1998 in which event the Founding Stockholder may have the right to terminate the Acquisition Agreement in accordance with its terms.

               Founding Stockholder further acknowledges that the Company, the Underwriters, the other Founding Companies and their respective counsel will continue to expend substantial additional funds and efforts towards the completion of the Offering in reliance upon this Letter Agreement, the Waiver Agreement of even date herewith by and between the Company and Founding Stockholder as well as the Recontribution Agreement of even date herewith by and between the Company and Founding Stockholder.

               Please acknowledge your agreement with the foregoing by executing this Letter Agreement, which may be signed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

               The terms of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (excluding any conflicts of law, rule or principle that might refer same to the laws of another jurisdiction). Capitalized terms used herein but not defined shall have the meaning given to them in the Company's Registration Statement on Form S-1, as amended (Registration No. 333-41383).

                                            PENTACON, INC.

                                            By: /s/ Mark E. Baldwin
                                            Name: Mark E. Baldwin
                                            Title: Chairman and Chief Executive
                                                   Officer

HOU04:82600.1

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
Agreed and Accepted
this _____ day of March, 1998

By: /s/ See Attached Schedule of Signatories
    ----------------------------
               STOCKHOLDER

HOU04:82600.1

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
                             SCHEDULE OF SIGNATORIES

Natalie Ranus
Jack C. Fatica Trust
Justin P. Fatica Trust
Jason P. Fatica Trust
Ryan A. Fatica Trust
Oak Ridge Trust
Jeff Fatica
Jack Fatica
Robert Hoyt
Donald List
Benjamin Spence, Jr.
Richard Knorr
James Mitchell
William Creecy
Michael Black
Michael Peters
Earl Milton McClure, Jr. Residuary Trust
Michelyn McClure
Mary E. McClure

The Don and Donna List Children
Educational Trust For the Benefit of
Troy A. List, Douglas Huff, Trustee

The Don and Donna List Children
Educational Trust For the Benefit of
Jeffery List, Douglas Huff, Trustee

The Don and Donna List Children
Educational Trust For the Benefit of
Courney P. List, Douglas Huff, Trustee

HOU04:82600.1

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